Community Bankers Trust Corporation Reports Second Quarter Results

Glen Allen, VA, Friday, July 30, 2010 – Community Bankers Trust Corporation (the “Company”) (NYSE Amex: BTC), reported its results of operations for the three and six months ended June 30, 2010.

In response to the results of an extensive independent loan review and an increase in nonperforming loans during the quarter, the Company expensed, through its provision for loan losses, $21.3 million, thereby increasing the allowance for loan losses to total non-covered loans to 6.89% at June 30, 2010, from 3.42% at March 31, 2010. The net loss available to common stockholders for the second quarter of 2010 was $19.9 million compared to a net loss available to common stockholders of $23.6 million for the same period in 2009.  The Company’s performance in both quarters was affected by the recognition of goodwill impairment charges, specifically $5.7 million for the second quarter of 2010 and $24.0 million for the second quarter of 2009. Goodwill impairment is a non-cash adjustment that has no effect on the Company’s tangible equity ratio, regulatory capital ratios, cash flows or liquidity position.

The Company also noted the following with respect to the second quarter of 2010 results:

•	The level of total impaired loans increased from $78.5 million at March 31, 2010 to $125.2 million at June 30, 2010.
•	Excluding FDIC covered assets, the allowance for loan losses to nonperforming assets increased from 65.40% at March 31, 2010 to 84.27% at June 30, 2010.
•	Excluding FDIC covered assets, the allowance for loan losses to nonaccrual loans increased from 68.97% at March 31, 2010 to 93.03% at June 30, 2010.
•	The $5.7 million expense related to the impairment of the remaining goodwill from the 2008 acquisitions of BOE Financial Services of Virginia, Inc. and TransCommunity Financial Corporation.
•	The ratio of non-covered, nonperforming assets to total assets was 3.82% at June 30, 2010, increasing from 2.47% at March 31, 2010.
•	Net interest income was constant, at $10.1 million for the second quarter of each of 2010 and 2009, despite a decline in total loan balances of $34.6 million from June 30, 2009 to June 30, 2010.
•	The net interest margin was 4.04% for the second quarter of 2010, up from 3.74% in the second quarter of 2009, as a result of reduced funding costs.
•	Noninterest expenses were $10.5 million for both the second quarter of each of 2010 and 2009.
•	The Company had no loans 90 days or more past due and still accruing at June 30, 2010.

George M. Longest, Jr., President and Chief Executive Officer commented, “During the second quarter of 2010, we performed an extensive loan review which closely examined 65% of our non-covered loan portfolio, including 89% of our acquisition, development and construction loans and 82% of all non-owner occupied commercial  real estate loans.  The purpose of this review was to further determine the level of credit risk in our portfolio.  The review, along with a more conservative internal recognition of problem loans, contributed to the increase in our loans deemed “impaired”.  While there is remaining uncertainty in the markets we serve, we believe we have reserved an appropriate amount for the credit risk which currently exists in our portfolio, and we are focused on normalizing the provision for loan losses in future quarters.  We have also been performing a horizontal review of our loan portfolio to ensure that we have taken all steps to protect our borrowing positions with our customers.  This includes analyzing the quality of the entire credit process, improving documentation standards, and certifying the risk ratings of all active loans.

Mr. Longest continued, “During the second quarter of 2010, we announced a change in strategic direction of the company.  Our strategy has shifted from that of an aggressive acquisition platform, to one that meets the banking needs of the communities we serve, while providing sustainable returns to our stockholders.  To this end, we are taking the necessary steps to return immediately to profitability.  We are actively analyzing our market base to assess the contributions of all branches to our franchise value and will take the appropriate actions in the third quarter of this year.  Additionally, we will make aggressive expense reductions, and will look to restructure and strengthen the balance sheet. We are confident that the analysis of these potential critical paths and the resulting execution of these initiatives will lead us back to profitability quickly.”

Mr. Longest added, “Our goal is an immediate return to consistent quarterly profits.  To accomplish this, we have no alternative as a Company but to make clear and intelligent decisions in the next 60 days, no matter how difficult, to accomplish that goal as soon as possible.  That is our full focus.”

RESULTS OF OPERATIONS

Net loss available to common stockholders was $19.9 million or ($0.93) per common share on a diluted basis, for the quarter ended June 30, 2010 compared with a loss of $23.6 million or ($1.10) per common share on a diluted basis, for the quarter ended June 30, 2009.  The loss for the quarter was primarily driven by two factors: $21.3 million in loan loss provisions coupled with the impairment charge for the remaining $5.7 million non tax deductible goodwill.  Economic conditions, evidenced by the significant loan loss provision taken this quarter, warranted an impairment evaluation of goodwill prior to the annual evaluation date of December 31, 2010.   While losses were less than the same quarter in the prior year, the net losses in 2009 were driven by a non tax deductable goodwill impairment charge of $24.0 million.

For the six months ended June 30, 2010, net losses available to common stockholders was $22.9 million, compared with net losses available to common stockholders of $13.7 million for the same period in 2009.  These losses represented ($1.07) per share on a fully diluted basis, versus ($0.64) for the first six months of 2009. Losses for the six months ended June 30, 2010, were driven by $26.3 million in loan loss provisions and the aforementioned non tax deductable goodwill impairment charge.  The losses evidenced in the first six months of 2009 were the result of the $24.0 million goodwill impairment charge which was partially offset by a one-time pre-tax gain of $20.3 million related to the Suburban Federal Savings Bank (SFSB) transaction in the first quarter of the year.

Net loss exclusive of tax affected provision for loan losses, securities gains/(losses) and impairments, core deposit intangible amortization and goodwill impairments would have been net income of $829,000 and $1.5 million  for the second quarter and six months ended June 30, 2010, respectively.

Net Interest Income

Net interest income on a tax equivalent basis was $10.6 million for the quarter ended June 30, 2010, increasing only $70,000 from the same quarter in 2009.  Loan interest income was adversely affected by declining loan balances as well as an increase in nonperforming loans throughout the second half of 2009 and the first six months of 2010.  However, an aggressive deposit pricing strategy with respect to all deposit categories more than offset the decline in loan income noted above, which resulted in the slight increase in net interest income.  Interest expense on deposits equalled $4.5 million for the three months ended June 30, 2010, which represented a $1.8 million or 28.8% improvement from the same quarter in 2009.

Net interest income on a tax equivalent basis increased $1.5 million, or 7.5%, for the first six months of 2010 versus the same period in 2009.  A decline in interest income on a tax equivalent basis from all earning assets of $2.7 million was off-set by lower deposit expenses as mentioned above.  Interest expense totalled $10.0 million for the six months ended June 30, 2010 compared with $13.2 million for the same period in 2009, a $3.1 million or 23.9% improvement.

Average interest-earning assets decreased $74.9 million to $1.046 billion for the quarter ended June 30, 2010 compared with $1.121 billion for the quarter ended June 30, 2009.  The decrease in average interest-earning assets was attributable to a $44.3 million decline in taxable securities coupled with a $17.8 million decline in loans in the quarter ended June 30, 2010 compared with the quarter ended June 30, 2009. Average interest bearing liabilities declined $44.2 million for the same period which was directly attributable to time deposit run-off.

The net interest margin on a tax equivalent basis increased 30 basis points to 4.04% for the quarter ended June 30, 2010 compared with 3.74% for the quarter ended June 30, 2009.  The primary component influencing net interest income, as well as the net interest margin, was a lower overall interest expense relative to the deposit base.  Management proactively lowered rates on virtually all deposits during the first half of 2010 and throughout 2009 in an effort to enhance earnings. This resulted in a 63 basis point decline in the cost of deposits for the quarter ended June 30, 2010 versus the same period in 2009.  The most significant influence on the cost of funds for the Bank was the repricing of the time deposit base during the same period.  The average cost of time deposits declined 67 basis points from 2.99% for the quarter ended June 30, 2009 to 2.32% for the quarter ended June 30, 2010.  This improvement was the direct result of prudent deposit pricing in all regions, while not compromising the Bank’s liquidity.

An additional benefit to the net interest margin was the improved yield on FDIC covered loans.  The yield on covered loans equaled 9.76% for the quarter ended June 30, 2010, an improvement of 46 basis points from the second quarter of 2009.  This is primarily the result of better than expected performance on these loans.

For the first six months of 2010, the net interest margin on a tax equivalent basis increased 47 basis points to 4.04% compared with 3.57% for the same period in 2009.  As noted above, the primary component influencing net interest income, as well as the net interest margin, was a lower overall interest expense relative to the deposit base. The cost of deposits for this time period declined 61 basis points from 2.52% to 1.91% over these respective periods.

An additional benefit to the net interest margin for the first six months of the year again was the improved yield on FDIC covered loans.  The yield on these loans improved 62 basis points from the first six months of 2009 to the same period in 2010.

Provision for Loan Losses

The Company made $20.4 million in provision for loan losses for non-covered loans for the quarter ended June 30, 2010 and a $540,000 provision for the quarter ended June 30, 2009.  The ratio of the allowance for loan losses to nonperforming non-covered loans was 93.0% at June 30, 2010 compared with 90.8% at December 31, 2009. The ratio of allowance for loan losses to total non-covered loans was 6.89% at June 30, 2010 compared with 3.14% at December 31, 2009. For the quarter ended June 30, 2010, net charge-offs were $1.4 million compared with net charge-offs of $102,000 for the quarter ended June 30, 2009.

The provision for loan losses for non-covered loans totalled $24.4 million for the six months ended June 30, 2010 versus $6.0 million for the same period in 2009.  Through the first six months of 2010, the Company had net charge-offs on non-covered loans of $4.8 million versus $794,000 for the same period in 2009.

The increase to the loan loss reserves as a percentage of total non-covered loans during the first half of 2010 reflects economic conditions that have continued to show signs of deterioration for classified assets.  The significant loan loss provision for the quarter was due primarily to the following:

1.	An increase in non-performing loans of $13.0 million since March 31, 2010, and $21.4 million since December 31, 2009.
2.	An increase in impaired loans of $46.7 million since March 31, 2010, and $68.7 million since December 31, 2009.
3.	A desire to further insulate from the economic downturn.

Management continues to monitor the loan portfolio closely and make appropriate adjustments using the Company’s internal risk rating system.

The Company did make a provision for loan losses on the covered loan portfolio for the second quarter of 2010 of $880,000.  This provision was due solely to timing differences in expected cash flows, not an increase in expected losses. There was no provision for covered loans in 2009 or the first quarter of 2010.

Loans Not Covered by the FDIC Shared-Loss Agreement

The Company’s non-covered loans at June 30, 2010 and December 31, 2009 were comprised of the following (dollars in thousands):

	June 30, 2010		December 31, 2009
	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$150,913	26.80%	$146,141	25.22%
Commercial	209,205	37.16%	188,991	32.62%
Construction and land development	114,626	20.36%	144,297	24.91%
Second mortgages	10,585	1.88%	13,935	2.41%
Multifamily	13,231	2.35%	11,995	2.07%
Agriculture	4,124	0.73%	5,516	0.95%
Total real estate loans	502,684	89.28%	510,875	88.18%
Commercial loans	47,108	8.37%	42,157	7.28%
Consumer installment loans	9,757	1.73%	14,145	2.44%
All other loans	3,493	0.62%	12,205	2.10%
Gross loans	563,042	100.00%	579,382	100.00%
Less allowance	(38,785)		(18,169)
Less unearned income on loans	(503)		(753)

Non-covered loans, net of unearned income	$523,754		$560,460

Asset Quality – non-covered assets

At June 30, 2010, non-covered nonperforming assets totalled $46.0 million and net charge-offs were $4.8 million for the six month period then ended. This compares with nonperforming assets of $21.8 million and net charge-offs of $7.9 million at and for the year ended December 31, 2009. Nonperforming loans increased $21.4 million during the first six months of 2010.

The following table sets forth selected asset quality data, excluding FDIC covered assets, and ratios for the dates indicated:

(dollars in thousands)
	June 30, 2010	December 31, 2009
Nonaccrual loans	$41,690	$20,011
Loans past due over 90 days and accruing interest	-	247
Total nonperforming non-covered loans	41,690	20,258
Other real estate owned (OREO) – non-covered	4,333	1,586
Total nonperforming non-covered assets	$46,023	$21,844
Balances
Allowance for loan losses	$38,785	$18,169
Average loans during quarter, net of unearned income	575,457	573,367
Loans, net of unearned income	562,539	578,629

Ratios
Allowance for loan losses to loans	6.89%	3.14%
Allowance for loan losses to nonperforming assets	84.27%	83.18%
Allowance for loan losses to nonaccrual loans	93.03%	90.80%
Nonperforming assets to loans and other real estate	8.12%	3.77%
Net charge-offs for quarter to average loans, annualized	.98%	4.09%

A further breakout of nonaccrual loans, excluding covered loans, at June 30, 2010 and December 31, 2009 is below (dollars in thousands):

	June 30, 2010			December 31, 2009
	Amount of Non Accrual	Non- Covered Loans	% of Non- Covered Loans	Amount of Non Accrual	Non- Covered Loans	% of Non- Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$6,864	$150,913	4.55%	$4,750	$146,141	3.25%
Commercial	4,285	209,205	2.05%	3,861	188,991	2.04%
Construction and land development	26,009	114,626	22.69%	10,115	144,297	7.01%
Second mortgages	162	10,585	1.53%	194	13,935	1.39%
Multifamily	—	13,231	—	—	11,995	—
Agriculture	—	4,124	—	—	5,516	—
Total real estate loans	37,320	502,684	7.42%	18,920	510,875	3.70%
Commercial loans	4,047	47,108	8.59%	174	42,157	0.41%
Consumer installment loans	263	9,757	2.70%	910	14,145	6.43%
All other loans	60	3,493	1.72%	7	12,205	0.06%

Gross loans	$41,690	$563,042	7.40%	$20,011	$579,382	3.45%

Impaired loans, by definition, are loans where management believes that it is more likely than not that the borrower will not be able to fully meet its contractual obligations, including all principal and interest payments.  Under the Company’s current internal loan grading system, this includes all loans adversely classified “substandard” or worse.  These impaired loans have been determined through analysis, appraisals, or other methods used by management.

At June 30, 2010 and December 31, 2009, total impaired non-covered loans equaled $125.2 million and $56.5 million, respectively. Management has adopted a nine point risk rating system for which credits are continually monitored for proper classification.  The increase in impaired loans demonstrates weakening economic conditions specifically in the real estate market and management’s determination that these credits warrant substandard or worse classification

The following is a summary of information for impaired and nonaccrual loans at June 30, 2010, December 31, 2009 and June 30, 2009 for non-covered loans (dollars in thousands):

	June 30, 2010	December 31, 2009	June 30, 2009

Impaired loans without a valuation allowance	$65,546	$23,109	$24,188
Impaired loans with a valuation allowance	59,628	33,347	24,681
Total impaired loans	$125,174	$56,456	$48,869
Valuation allowance related to impaired loans	$15,145	$8,779	$6,729

About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 25 full-service offices, 14 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. The Company also operates two loan production offices. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, growth strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s  market areas; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the Company’s compliance with, and the timing of future reimbursements from the FDIC to the Company, under the shared-loss agreements; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas

Executive Vice President/Chief Financial Officer

Community Bankers Trust Corporation

804-443-4343

COMMUNITY BANKERS TRUST CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
AS OF JUNE 30, 2010 AND DECEMBER 31, 2009

	June 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
	(dollars in thousands)
ASSETS
Cash and due from banks	$18,544	$13,575
Interest bearing bank deposits	10,871	18,660
Federal funds sold	16,729	—
Total cash and cash equivalents	46,144	32,235

Securities available for sale, at fair value	213,925	179,440
Securities held to maturity, at cost (fair value of $102,952 and $117,008, respectively)	98,070	113,165
Equity securities, restricted, at cost	8,331	8,346
Total securities	320,326	300,951

Loans not covered by FDIC shared-loss agreement (net of allowance for loan losses of $38,785 and $18,169, respectively)	523,754	560,460
Loans covered by FDIC shared-loss agreement (net of allowance for loan losses of $829 and $0, respectively)	132,131	150,935
Net loans	655,885	711,395

FDIC indemnification asset	70,662	76,107
Bank premises and equipment, net	36,344	37,105
Other real estate owned, covered by FDIC shared-loss agreement	8,755	12,822
Other real estate owned, non-covered	4,333	1,586
Bank owned life insurance	6,689	6,534
FDIC receivable under shared- loss agreement	15,595	7,950
Core deposit intangibles, net	15,949	17,080
Goodwill	—	5,727
Other assets	23,212	17,231
Total assets	$1,203,894	$1,226,723

LIABILITIES
Deposits:
Noninterest bearing	$67,223	$62,198
Interest bearing	977,264	969,204
Total deposits	1,044,487	1,031,402

Federal funds purchased	—	8,999
Federal Home Loan Bank advances	37,000	37,000
Trust preferred capital notes	4,124	4,124
Other liabilities	9,175	13,604
Total liabilities	1,094,786	1,095,129

STOCKHOLDERS’ EQUITY
Preferred stock (5,000,000 shares authorized, $0.01 par value; 17,680 shares issued and outstanding)	17,680	17,680
Warrants on preferred stock	1,037	1,037
Discount on preferred stock	(757)	(854)
Common stock (200,000,000 shares authorized, $0.01 par value; 21,468,455 shares issued and outstanding)	215	215
Additional paid in capital	143,999	143,999
Retained deficit	(55,797)	(32,019)
Accumulated other comprehensive income	2,731	1,536
Total stockholders’ equity	109,108	131,594
Total liabilities and stockholders’ equity	$1,203,894	$1,226,723

COMMUNITY BANKERS TRUST CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(dollars and shares in thousands, except per share data)
(unaudited)

	For the three months ended		For the six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
		(Restated)		(Restated)
Interest and dividend income
Interest and fees on non covered loans	$8,478	$8,959	$17,201	$17,416
Interest and fees on FDIC covered loans	3,386	4,278	6,979	7,228
Interest on federal funds sold	3	12	4	26
Interest on deposits in other banks	24	81	54	202
Interest and dividends on securities
Taxable	2,162	2,607	4,167	5,499
Nontaxable	880	820	1,774	1,577
Total interest and dividend income	14,933	16,757	30,179	31,948
Interest expense
Interest on deposits	4,486	6,299	9,343	12,417
Interest on federal funds purchased	1	4	1	4
Interest on other borrowed funds	333	386	664	733
Total interest expense	4,821	6,689	10,008	13,154
Net interest income	10,113	10,068	20,171	18,794
Provision for loan losses	21,282	540	26,324	6,040
Net interest income after provision for loan losses	(11,169)	9,528	(6,153)	12,754
Noninterest income
Service charges on deposit accounts	622	618	1,187	1,189
Gain on bank acquisition transaction	—	—	—	20,255
Gain (loss) on securities transactions, net	(452)	341	(98)	293
Gain (loss) on sale of other real estate	(1,182)	109	(3,559)	63
Other	897	554	2,770	981
Total noninterest income	(115)	1,622	300	22,781
Noninterest expense
Salaries and employee benefits	4,805	5,028	9,936	9,454
Occupancy expenses	713	554	1,452	1,134
Equipment expenses	363	419	775	762
Legal fees	96	305	142	555
Professional fees	743	456	1,077	1,156
FDIC assessment	613	744	1,218	874
Data processing fees	572	732	1,078	1,474
Amortization of intangibles	566	654	1,131	1,110
Impairment of goodwill	5,727	24,032	5,727	24,032
Other operating expenses	1,977	1,592	3,499	3,353
Total noninterest expense	16,175	34,516	26,035	43,904
Loss before income taxes	(27,459)	(23,366)	(31,888)	(8,369)
Income tax expense (benefit)	(7,843)	(14)	(9,508)	4,853
Net loss	$(19,616)	$(23,352)	$(22,380)	$(13,222)
Dividends accrued on preferred stock	221	220	442	438
Accretion of discount on preferred stock	49	45	97	88
Net loss available to common stockholders	$(19,886)	$(23,617)	$(22,919)	$(13,748)
Net income loss per share — basic	$(0.93)	$(1.10)	$(1.07)	$(0.64)
Net income loss per share — diluted	$(0.93)	$(1.10)	$(1.07)	$(0.64)
Weighted average number of shares outstanding
basic	21,468	21,468	21,468	21,468
diluted	21,468	21,468	21,468	21,468

COMMUNITY BANKERS TRUST CORPORATION
NET INTEREST MARGIN ANALYSIS
AVERAGE BALANCE SHEETS

The following tables set forth, for each category of interest-earning assets and interest bearing liabilities, the average amounts outstanding, the interest earned or paid on such amounts, and the average rate earned or paid for the quarters ended June 30, 2010 and 2009. The tables also set forth the average rate paid on total interest bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Except as indicated in the footnotes, no tax equivalent adjustments were made and all average balances are daily average balances. Any non-accruing loans have been included in the table as loans carrying a zero yield.

	Three months ended June 30, 2010			Three months ended June 30, 2009
(dollars in thousands)	Average Balance Sheet	Interest Income/ Expense	Average Rates Earned/Paid	Average Balance Sheet	Interest Income/ Expense	Average Rates Earned/Paid
ASSETS:
Loans non covered, including fees	$575,457	$8,478	5.89%	$548,577	$8,959	6.53%
FDIC covered loans, including fees	138,675	3,386	9.76%	183,400	4,278	9.33%
Total loans	714,132	11,864	6.65%	731,977	13,237	7.23%
Interest bearing bank balances	16,885	24	0.56%	19,741	81	1.64%
Federal funds sold	6,521	3	0.18%	24,142	12	0.20%
Securities (taxable)	217,695	2,162	3.97%	262,006	2,607	3.98%
Securities (tax exempt)(1)	91,206	1,333	5.84%	83,505	1,242	5.95%
Total earning assets	1,046,439	15,384	5.88%	1,121,371	17,179	6.13%
Allowance for loan losses	(23,358)			(11,009)
Non-earning assets	196,591			207,266
Total assets	$1,219,672			$1,317,628

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand - interest bearing	$227,433	$393	0.69%	$203,965	$485	0.95%
Savings	62,386	87	0.56%	57,364	114	0.79%
Time deposits	691,278	4,006	2.32%	763,276	5,700	2.99%
Total deposits	981,097	4,486	1.83%	1,024,605	6,299	2.46%
Federal funds purchased	106	1	0.53%	1,832	4	0.87%
FHLB and other borrowings	41,124	333	3.25%	40,081	382	3.81%
Total interest bearing liabilities	1,022,327	4,821	1.89%	1,066,518	6,685	2.51%
Noninterest bearing deposits	64,070			61,421
Other liabilities	6,646			26,387
Total liabilities	1,093,043			1,154,326
Stockholders’ equity	126,629			163,302
Total liabilities and stockholders’ equity	$1,219,672			$1,317,628
Net interest earnings		$10,564			$10,494
Net interest spread			3.99%			3.62%
Net interest margin			4.04%			3.74%

(1)Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

Non-GAAP Financial Measures)

This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Common tangible book value equals total stockholders’ equity less preferred stock, goodwill and identifiable intangible assets; and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

Management believes that common tangible book value and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common tangible book value per share, the change in stock price to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. The following tables reconcile these non-GAAP measures from their respective GAAP basis measures.

(dollars in thousands, except per common share data)

Calculation of Common Tangible Book Value

	6/30/2010	12/31/2009
Total Stockholder's Equity	109,108,000	131,594,000
Preferred Stock	17,960,000	17,863,000
Goodwill	-	5,727,000
Core deposit intangible	15,949,000	17,080,000
Common Tangible Book Value	$75,199,000	$90,924,000
Shares Outstanding	21,468,455	21,468,455
Common Tangible Book Value Per Share	$3.50	$4.24

Stock Price at Period End	$2.24	$3.21
Price/Common Tangible Book	63.9%	75.8%

Total Assets	1,203,894,000	1,226,723,000
Preferred Stock (net)	17,960,000	17,863,000
Goodwill	-	5,727,000
Core deposit intangible	15,949,000	17,080,000
Common Tangible Assets	1,169,985,000	1,186,053,000
Common Tangible Book	75,199,000	90,924,000
CTE/CTA	6.43%	7.67%